UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2009

STAAR Surgical Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-11634	95-3797439
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1911 Walker Ave, Monrovia, California		91016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	626-303-7902

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

Item 7.01 Regulation FD Disclosure.

On December 1, 2009, a verdict was rendered in the case of Scott Moody, Inc. v. STAAR Surgical Company (California Superior Court, County of Orange, Case No. 07CC10132). Scott Moody, Inc. ("SMI"), a former regional manufacturer’s representative of the Company, had sought $32 million in actual damages and unspecified punitive damages for alleged willful and negligent interference with business advantage. SMI alleged that the Company interfered when it informed a regional IOL distributor that SMI’s contract had a covenant restricting the sale of competing products. Following trial, a jury awarded SMI approximately $4.0 million in actual damages and $2.5 million in punitive damages.

The Company intends to file post trial motions that could lower or reverse the damage amount. The Company also plans to vigorously appeal the ruling, and believes that several significant erroneous legal and evidence rulings prejudiced the Company’s defense. Among other things, the Company was not permitted to bring evidence that it had acted in good faith on the advice of outside counsel, and the Company believes that the actual damages awarded were speculative and had no basis in documentary evidence.

Safe Harbor

All statements in this report that are not statements of historical fact are forward-looking statements, including any statements of the intent, plans, strategies or objectives of management, and including any statements regarding the Company’s intended post-trial motions and appeal of the SMI decision. These forward-looking statements are subject to risks and uncertainties, including the risk that post-trial motions or an appeal may be denied or, if granted, may result in further proceedings that give limited or no relief. STAAR’s risks related to litigation, and its other material risks affecting the outcome of forward-looking statements, are described in its Annual Report on Form 10-K for the year ended January 2, 2009 and Quarterly Report on Form 10-Q for the period ended October 2, 2009, under the caption "Risk Factors." STAAR assumes no obligation to update its forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAAR Surgical Company

October 1, 2009	By:	/s/Barry G. Caldwell

Name: Barry G. Caldwell
Title: President and Chief Executive Officer